Exhibit 99.1

                  Heritage Financial Group Announces
                        Third Quarter Results

   Board of Directors Declares Quarterly Cash Dividend and Approves
                     New Stock Repurchase Program


    ALBANY, Ga.--(BUSINESS WIRE)--Oct. 20, 2006--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the third quarter and nine months ended September 30, 2006. Highlights of the Company's report included solid growth in lending during the third quarter, reflecting in part the initial positive impact of its first branch in Florida, as well as the ongoing penetration of the Company's core markets in Georgia. Growth in the loan portfolio, in turn, continues to generate higher levels of net interest income in 2006. However, this progress was more than offset in the third quarter by an increased provision for loan losses and higher expenses.

    Separately, the Company also announced that its Board of Directors has declared a cash dividend of $0.05 per common share. The dividend will be paid on November 17, 2006, to stockholders of record as of November 3, 2006. Heritage, MHC, which holds 7,868,875 shares or approximately 70% of the Company's total outstanding stock, has informed the Company that it will waive receipt of the dividend on its shares.

    Additionally, the Company announced that its Board of Directors has authorized a new stock repurchase program to replace the one just completed. Under the new program, the Company will purchase during the coming year up to 335,000 shares, or approximately 10% of its currently outstanding publicly held shares of common stock. The repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions. The new program will expire in October 2007 unless completed sooner or otherwise extended. The shares held by Heritage, MHC are not publicly traded and will not be subject to the Company's repurchase program.

    In September 2006, the Company completed its first repurchase program, which was approved in May 2006. Under that program, Heritage Financial Group repurchased approximately 220,000 shares of its common stock for total consideration of about $2.9 million.

    Heritage Financial Group's net interest income for the third quarter increased 2% to $3,596,000 from $3,518,000 for the year-earlier period. The Company's net interest margin for the third quarter was 4.25%, down 10 basis points from the second quarter of 2006 and 12 basis points from the third quarter last year.

    Net income for the third quarter of 2006 totaled $162,000 or $0.02 per share compared with $992,000 or $0.09 per share for the same period last year. In addition to a higher provision for loan losses for the quarter versus last year, the decline in net income primarily reflected an increase in non-interest expense for the third quarter, particularly for salaries and employee benefits. This increase included the impact of adding new personnel for the Company's branch in Ocala, Florida, costs related to the Company's recently implemented ESOP and the recognition of stock-based compensation expense.

    The Company increased its provision for loan losses to $635,000 in the third quarter of 2006 from $250,000 in the same period last year, resulting from loan growth (accounting for almost one-half of the total provision this year) and an increase in classified and criticized loans in the current year quarter following dramatic improvements in the first half of 2006. Management believes that overall asset quality continues to be generally sound, noting that its loans are well collateralized and that key credit quality measures remain at historically low levels. For instance, non-performing loans at the end of the third quarter of 2006 declined to $391,000 from $814,000 at September 30, 2005, and as a percent of total loans outstanding, fell to 0.14% from 0.33% for the third quarter last year. Meanwhile, net charge-offs to average outstanding loans, on an annualized basis, were 0.04% for the third quarter of 2006 versus 0.14% for the prior year, and declined to 0.07% for the first nine months of 2006 from 0.13% for the prior year.

    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased with the fundamental strength we are seeing in our business, as evidenced by continuing growth in our loan portfolio, concurrent with the maintenance of reasonably strong asset quality measures. We also are gratified by the early contribution of our new branch in Ocala. Our entry into this new market is an exciting milestone for our Company. We think it is a complementary extension of our business in Georgia and we expect that it will add momentum to our operations as the experienced banking team we have assembled continues to build our customer base there.

    "Obviously, the increase in our provision for loan losses this quarter, along with the administrative, staffing and other expenses associated with our expansion, have overshadowed this progress in the near term," Dorminey continued. "Moreover, we have incurred new expenses this year, such as the implementation of our stock option plan and ESOP. Nevertheless, we are encouraged by the solid underlying trends in our business, including good loan growth and sound credit quality, and expect they will remain important drivers of our long-term performance."

    Net interest income for the first nine months of 2006 increased 9% to $10,652,000 from $9,782,000 in the year-earlier period as the Company's net interest margin increased 18 basis points to 4.26% in the year-to-date period in 2006. The provision for loan losses for the nine-month period declined to $695,000 from $715,000 in the comparable 2005 period, again reflecting an overall positive impact from improved asset quality. Net income for the first nine months of 2006 declined to $1,493,000 or $0.14 per share from $2,389,000 or $0.27 per share in the same period last year, reflecting many of the cost pressures that affected the Company's third quarter performance.

    The Company's total assets increased 5% to $380,552,000 at September 30, 2006, from $363,797,000 at December 31, 2005, and increased 6% from $359,653,000 at September 30, 2005. Net loans increased 10% to $275,308,000 at September 30, 2006, from $250,493,000 at December 31, 2005, and increased 12% from $246,890,000 at the end of the third quarter last year. Deposits increased 6% to $251,908,000 at the end of the third quarter of 2006 from $238,640,000 at December 31, 2005, and increased 5% from $239,312,000 at September 30, 2005. Total stockholders' equity declined 1% to $68,082,000 at September 30, 2006, from $68,984,000 as of December 31, 2005, and declined approximately 2% from $69,225,000 at September 30, 2005. The decline in stockholders' equity reflected the impact of the Company's stock repurchase efforts.

    Annualized return on average stockholders' equity for the third quarter and nine months ended September 30, 2006, was 0.95% and 2.88%, respectively, versus 5.70% and 6.02%, respectively, for the comparable periods last year, primarily due to the increase in equity as a result of the initial public offering in June 2005. Annualized return on average total assets for the third quarter and nine months ended September 30, 2006, was 0.17% and 0.54%, respectively, compared with 1.12% and 0.90%, respectively, for the same periods in 2005.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. HeritageBank also commenced operations in the State of Florida during the third quarter of 2006 with the opening of a full-service banking office in Ocala.

    As of September 30, 2006, Heritage Financial Group reported total assets of approximately $381 million and total stockholders' equity of approximately $68 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 70% of the shares of Heritage Financial Group. The remaining 30% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.


                       HERITAGE FINANCIAL GROUP
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)


                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                      2006    2005     2006     2005
                                      ------  ------  -------  -------
Total interest income                $5,794  $4,994  $16,391  $14,141
Total interest expense                2,198   1,476    5,739    4,359
                                      ------  ------  -------  -------
Net interest income                   3,596   3,518   10,652    9,782
Provision for loan losses               635     250      695      715
                                      ------  ------  -------  -------
Net interest income after
 provision for loan losses            2,961   3,268    9,957    9,067
Non-interest income                   1,521   1,391    4,076    4,064
Non-interest expense                  4,257   3,200   11,867    9,593
                                      ------  ------  -------  -------
Income before income taxes              225   1,459    2,166    3,538
Income tax expense                       63     467      673    1,149
                                      ------  ------  -------  -------
Net income                           $  162  $  992  $ 1,493  $ 2,389
                                      ======  ======  =======  =======
Basic and diluted earnings per
 share                               $ 0.02  $ 0.09  $  0.14  $  0.27
                                      ======  ======  =======  =======




                                        Sept. 30, Dec. 31,  Sept. 30,
                                          2006      2005      2005
                                        --------- --------- ---------
Total assets                            $380,552  $363,797  $359,653
Cash and cash equivalents                  8,988    10,499     9,393
Interest-bearing deposits in banks           456     1,387     1,285
Securities available for sale             58,156    64,866    64,765
Loans receivable                         279,480   254,111   250,332
Allowance for loan losses                  4,172     3,618     3,442
Total deposits                           251,908   238,640   239,312
Federal Home Loan Bank advances           50,000    50,000    45,000
Stockholders' equity                      68,082    68,984    69,225

Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2006 and 2005, may be found at the following link: http://www.irinfo.com/hbos/HBOS3Q06FSX.pdf. Investors should refer to the Company's Form 10-Q for the three and nine months ended September 30, 2006, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.


    CONTACT: Heritage Financial Group
             Vice President, Controller
             and Director of Investor Relations:
             T. Heath Fountain, 229-878-3370